DEBT MATCHING AGREEMENT


                  THIS DEBT MATCHING AGREEMENT (the "Agreement"), dated as of September 30, 1998 by and between Firetector Inc., a Delaware corporation having its executive offices at 262 Duffy Avenue, Hicksville, New York 11801 ("Firetector") and Mirtronics Inc., an Ontario corporation having its executive offices at 106 Avenue Road, Toronto, Ontario M5R 2H3 ("Mirtronics").

                                    Recitals

         A. Firetector is indebted to Mirtronics in an amount aggregating $897,089.04 and evidenced by two (2) promissory notes in principal face amounts of $620,000 and $225,000 ("Note A" and "Note B", respectively), issued pursuant a Securities Exchange Agreement, dated as of February 17, 1998 between Firetector and Mirtronics. The balances owing on Notes A and B, inclusive of accrued interest as of the date hereof are $658,219.16 and $238,869.88 respectively.

         B. Note A is convertible into shares of Firetector common stock, $0.001 par value per share (the "Common Stock") at a conversion price of $1.50 per share, pursuant to the terms of the Amended Debt/Equity Conversion Agreement, dated as of February 17, 1998 between Firetector and Mirtronics (the "Conversion Right").

         C. Mirtronics and its subsidiaries are indebted to Firetector for an aggregate of $508,618.89 (the "Mirtronics Debt").

         D. Firetector and Mirtronics wish to satisfy the Mirtronics Debt by matching said amount against amounts owed to Mirtronics pursuant to Notes A and B.

         E. On September 23, 1998, Firetector effected a one for three reverse recapitalization of the Common Stock which caused a modification of the Conversion Right.


     NOW THEREFORE, in consideration of the foregoing and of the premises herein contained, the mutual covenants and agreements and certain other good and valuable consideration, the receipt and sufficiency of which each of the parties hereby acknowledges, and subject to the terms and conditions provided in this Agreement, Firetector and Mirtronics agree as follows:


     1. Debt Matching. The parties hereby agree to apply the Mirtronics Debt in the following manner: First, $237,482.89 of the Mirtronics Debt shall be applied to fully satisfy the principal and accrued interest represented by Note B; and second, $261,424.60 of the

Mirtronics Debt shall be applied to reduce the principal and accrued interest represented by Note A. The aggregate balance owed on Note A, as so reduced, shall then be $392,972.64. Each of Mirtronics and Firetector agree to withhold and pay the requisite withholding taxes that shall become due and payable on the transactions contemplated herein.

     2. Warrant. Mirtronics agrees to surrender the Conversion Right in consideration of warrants to purchase up to 310,000 shares of the Common Stock (the "Warrants") . Said Warrants shall be exercisable from time to time and until the close of business on December 31, 2003, at an exercise price of $1.02 per share. The exercise price shall be satisfied in cash, by wire transfer of immediately available funds or by certified or official bank check. The Warrants shall contain such other terms and conditions as shall be reasonable and customary.

     3. Amendments; Etc. No amendment or waiver of any provision of this Agreement, or consent to any departure therefrom, shall be effective against any party unless the same shall be in writing and signed by such party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.


     4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law provisions.


     5. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument and any party hereto may execute this instrument by signing one or more counterparts.


     6. Assignment. Assuming compliance with applicable law, Mirtronics may assign all or any part of its rights and obligations under this Agreement, the Debt and the Preferred Stock to any person or persons.


     7. Further Assurances. Each of the parties agrees that at any time and from time to time, it will execute and deliver such further documents or cause to be done such further acts and things as any party may reasonably request in order to effect the purposes of this Agreement.

                                    Execution


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.



                                 FIRETECTOR INC.

                                 By
                                 Name: John A. Poserina
                                 Title: Chief Financial Officer and Treasurer


                                 MIRTRONICS INC.

                                 By
                                Name: Stan Abramowitz
                                 Title: Secretary